EXHIBIT 2

VOTING AGREEMENT (this “Agreement”), dated as of August 1, 2013, by and among The Standard Register Company, an Ohio corporation (“Company”), Silver Point Capital, L.P., as the Lenders’ Representative (in such capacity, the “Lenders’ Representative”) and each  shareholder of the Company named on the signature pages hereto (each individually a “Shareholder” and, collectively, the “Shareholders”).

A.           Immediately prior to the execution of this Agreement, the Company, Holdings and WorkflowOne LLC (“Target”) will enter into a Membership Interest Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company will purchase all of the outstanding membership interests of Target.

B.            Concurrently with the execution of this Agreement, the Company, Holdings, the First Lien Lenders, the Second Lien Lenders and the Administrative Agent will enter into an Amendment and Restatement Agreement (the “Amendment and Restatement Agreement”) pursuant to which, upon the Simultaneous Cancellation (as defined below), the Company will issue to the Second Lien Lenders the Warrants. Capitalized terms used but not defined in this Agreement have the meanings given in the Amendment and Restatement Agreement.

C.           Concurrently with the execution and delivery of the Amendment and Restatement Agreement, the Company and Target, each as co-obligors, the Second Lien Lenders, the Administrative Agent and the Guarantors, will enter into the Second Lien Credit Agreement (the “Second Lien Credit Agreement”), pursuant to which, among other things, (i)  the Second Lien Lenders will surrender and transfer to Target, in cancellation thereof (the “Simultaneous Cancellation”),  certain indebtedness of Target outstanding under the Existing Second Lien Credit Agreement  in exchange for the Warrants  and (ii) the remaining indebtedness outstanding under the Existing Second Lien Credit Agreement (x) will continue to be an obligation of Target and will also be assumed by the Company as co-obligor thereunder, (y) will be guaranteed  by each of the Guarantors, and (z) will be amended and restated to be on the terms set forth under the Second Lien Credit Agreement pursuant to the Amendment and Restatement Agreement.

D.           The exercise of the Warrants for shares of Company Common Stock is subject to the Company Shareholder Approval. The transactions described in Paragraphs A, B and C above and in this Paragraph D are referred to herein collectively as the “Transactions.”

E.           As of the date of this Agreement, each Shareholder is the record and Beneficial Owner of, and has investment authority over, (i) the number of issued and outstanding shares of Company Common Stock and (ii) the number of issued and outstanding shares of Company Class A Stock, in each case set forth opposite such Shareholder’s name on Schedule A attached hereto (such shares, together with any other shares of Company Common Stock or Company Class A Stock (collectively, “Shares”) or other voting securities of the Company of which such Shareholder acquires Beneficial Ownership on or after the date of this Agreement, the “Covered Shares”).  For purposes of this Agreement “Beneficial Owner” means, with respect to any securities, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

F.           As a material condition to, and inducement of, the First Lien Lenders’ and the Second Lien Lenders’ willingness to enter into the Amendment and Restatement Agreement, such parties have required that each Shareholder agree, and each Shareholder has agreed, severally and not jointly and severally, to enter into this Agreement.

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I

Voting

1.1.           Agreement to Vote. Subject to the terms and conditions of this Agreement, each Shareholder, severally and not jointly and severally, hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at any meeting of shareholders of the Company called for the purpose of obtaining the Company Shareholder Approval or with respect to any related action by written consent of the shareholders of the Company, such Shareholder shall, as applicable: (a) appear at any such meeting or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and (b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) an executed written consent covering, all of its Covered Shares (i) in favor of obtaining the Company Shareholder Approval and any related proposal in furtherance thereof and any other action, agreement, proposal or transaction in furtherance of the Transactions, (ii) against any action or agreement submitted for the vote or written consent of shareholders of the Company that is otherwise in opposition to, or competitive or inconsistent with, the Transactions;  (iii) against any extraordinary corporate transaction (other than the Transactions), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or securities of the Company or and any of its Subsidiaries; (iv) against any extraordinary dividend or distribution by the Company or any Subsidiary of the Company; (v) against any material change in the capital structure of the Company or any Subsidiary of the Company (other than as contemplated by the Transactions); (vi) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, any failure of any condition precedent, or any other obligation or agreement of the Company contained in the Purchase Agreement, Amendment and Restatement Agreement or the Ancillary Agreements or of such Shareholder contained in this Agreement and (vii) against any other action, agreement or transaction that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Transactions (collectively, the “Covered Matters”).  Any such vote shall be cast or any consent shall be executed by such Shareholder in accordance with such procedures relating thereto as will ensure that such Shareholder is duly counted, including for purposes of determining whether a quorum is present (if applicable) and for purposes of recording the results of such vote or consent. This Section shall not require any Shareholder to exercise any warrants or options (if any) to acquire capital stock of the Company.  No Shareholder shall be liable for any breach of this Agreement by any other Shareholder.

1.2.           No Inconsistent Agreements.  Each Shareholder, severally and not jointly and severally, hereby covenants and agrees that, other than this Agreement, such Shareholder has not, directly or indirectly, (a) entered into, and shall not enter into at any time while this Agreement is in effect, any voting arrangement, whether by proxy, consent, power of attorney, voting agreement, voting trust or otherwise, with respect to its Covered Shares with respect to any Covered Matters, (b) except pursuant to this Agreement, granted, and shall not grant at any time while this Agreement is in effect, a proxy, consent or power of attorney with respect to its Covered Shares with respect to any of the Covered Matters or (c) taken and shall not take any action that would reasonably be expected to have the effect of preventing or disabling such Shareholder from performing any of his, her or its obligations under this Agreement. The obligations of each Shareholder under this Agreement shall not be affected by any breach by the Company of any of its representations, warranties, agreements or covenants set forth in the Purchase Agreement, Amendment and Restatement Agreement or the Ancillary Agreements.

1.3.           Other Matters. No Shareholder shall be restricted in any way from voting in favor of, voting against or abstaining from voting with respect to any matter presented to the Shareholders, in each case except with respect to Covered Matters.  Without limiting the foregoing, the Covered Matters do not include, and nothing herein grants to the Lenders, the Lenders’ Representative or any other Person, the right, directly or indirectly, alone or with others, to exercise or direct the exercise of any voting power of the Company in the election of directors.

1.4.           Grant of Proxy.  Each Shareholder hereby appoints the Company and as such Shareholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the term of this Agreement, with respect to its Covered Shares as of the applicable record date, in each case with respect to the Covered Matters.  This proxy is given to secure the performance of the duties of such Shareholder under this Agreement, and its existence will not be deemed to relieve such Shareholder of its obligations with respect to the Covered Matters.  With respect to shares of Company Common Stock included in the Covered Shares, this proxy shall be irrevocable, and with respect to shares of Company Class A Stock included in the Covered Shares, this proxy shall be revocable.  Other than as described in this Section, during the term of this Agreement, such Shareholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Shareholder’s Covered Shares with respect to any of the Covered Matters (including, for the avoidance of doubt, any such authorization that is in opposition to, or competitive or inconsistent with any of the Covered Matters).  For Covered Shares as to which such Shareholder is the Beneficial Owner but not the record owner, such Shareholder will cause any record owner of such Covered Shares to grant to the Company a proxy to the same effect as that contained in this Section.

1.5.           Nature of Proxy.  The proxy and power of attorney granted pursuant to Section 1.4 by each Shareholder shall be deemed to be coupled with an interest sufficient in law to support a proxy (including an irrevocable proxy) and shall revoke any and all prior proxies granted by such Shareholder with regard to such Shareholder’s Covered Shares with respect to the Covered Matters.  The power of attorney granted by such Shareholder is a durable power of attorney and shall survive bankruptcy, dissolution, death or incapacity of such Shareholder. The power of attorney granted hereunder, as well as the irrevocable proxy granted hereunder with respect to the Company Common Stock included in the Covered Shares, shall terminate only upon the expiration of the term of this Agreement.  The proxy and power of attorney granted pursuant to Section 1.4 shall terminate upon the termination of this Agreement, provided that the proxy granted hereunder with respect to the Company Class A Stock included in the Covered Shares shall terminate upon (a) its proper revocation, or (b) the termination of this Agreement.

ARTICLE II

Representations and Warranties

2.1.           Representations and Warranties of each Shareholder. Each Shareholder, severally and not jointly and severally, hereby represents and warrants to the Company and the Lenders’ Representative and, solely with respect to Section 2.1(b), the Company hereby represents and warrants to the Lenders’ Representative as follows:

(a)           Organization; Authorization; Validity of Agreement; Necessary Action. Each Shareholder that is not an individual is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery by such Shareholder of this Agreement and the performance by such Shareholder of its obligations hereunder have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder or any beneficiary thereof are necessary to authorize the execution and delivery by it of this Agreement or the performance by such Shareholder of its obligations hereunder. Such Shareholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against him, her or it in accordance with its terms.

(b)           Ownership. Except as otherwise provided herein, such Shareholder’s Covered Shares are, and from the date of this Agreement through the term of this Agreement will be, Beneficially Owned and owned of record by such Shareholder. Any Covered Shares acquired by such Shareholder after the date of this Agreement during the term of this Agreement will be Beneficially Owned and owned of record by such Shareholder from the date of such acquisition through the term of this Agreement, except as otherwise provided herein. As of the date of this Agreement, the Shares set forth opposite such Shareholder’s name on Schedule A attached hereto constitute all of the shares of capital stock of the Company Beneficially Owned or owned of record by such Shareholder. Such Shareholder (i) has and will have at all times during the term of this Agreement the sole right and power (x) over the voting and disposition of such Shareholder’s Covered Shares and (y) to agree to all of the matters set forth in this Agreement, in each case, with respect to all of such Shareholder’s Covered Shares, with no limitations, qualifications or restrictions on such rights or powers and (ii) has good and marketable title to its Covered Shares free and clear of any Encumbrances with respect to the ownership, Transfer or voting of such Shareholder’s Covered Shares.  Notwithstanding anything to the contrary set forth in this Agreement, the Covered Shares reported to be Beneficially Owned and owned of record by Fifth Third Bank as trustee for the applicable Shareholders include only such Covered Shares as are held by Fifth Third Bank on behalf of such Shareholders.

(c)           No Violation. The execution, delivery and performance of this Agreement by such Shareholder does not and will not (whether with or without notice or lapse of time, or both) (i) violate any provision of the certificate of formation or bylaws or other organizational and governing documents, as applicable, of such Shareholder, (ii) require that such Shareholder obtain any consent or approval under any contract that is binding on such Shareholder or any of its properties or assets, (iii) result in the violation or breach by such Shareholder or constitute a change of control or default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance upon any of its Covered Shares pursuant to, any such contract or (iv) result in a violation by such Shareholder of any laws applicable to such Shareholder or by which any of such Shareholder’s assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, reasonably be expected to impair the ability of such Shareholder to perform his, her or its obligations under this Agreement.

(d)           Consents and Approvals. Other than compliance with securities laws, the execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement will not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, reasonably be expected to impair the ability of such Shareholder to perform his, her or its obligations under this Agreement.

(e)           Absence of Litigation. As of the date of this Agreement, to such Shareholder’s knowledge, there is no legal proceeding or order in effect, pending or threatened against such Shareholder before or by any Governmental Authority that would, either individually or in the aggregate, reasonably be expected to impair the ability of such Shareholder to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(f)           Reliance by Company. Such Shareholder understands and acknowledges that each of the Company and the Lenders’ Representative is entering into the Purchase Agreement, the Amendment and Restatement Agreement and this Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

2.2.           Representations and Warranties of the Company. The Company hereby represents and warrants to each Shareholder and the Lenders’ Representative as follows:

(a)           Organization; Authorization; Validity of Agreement; Necessary Action. The Company is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all requisite corporate power and authority to execute and deliver the Purchase Agreement, the Amendment and Restatement Agreement and the Ancillary Agreements and to perform its obligations thereunder and consummate the transactions contemplated thereby. The execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder have been duly and validly authorized by the Company and no other actions or proceedings on the part of the Company or any shareholder thereof are necessary to authorize the execution and delivery by it of this Agreement or the performance by it of its obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the other parties, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding in equity or in law).

(b)           No Violation. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company does not and will not (whether with or without notice or lapse of time, or both) (i) violate any provision of the certificate of incorporation or bylaws of the Company, (ii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract that is binding on the Company or any of its properties or assets or (iii) violate any law applicable to the Company or by which any of the Company’s assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, reasonably be expected to impair the ability of the Company to consummate the transactions contemplated hereby.

(c)           Consents and Approvals. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement.

(d)           Absence of Litigation. As of the date of this Agreement, to the Company’s knowledge, there is no legal proceeding or order in effect, pending or threatened against the Company before or by any Governmental Authority that would, either individually or in the aggregate, reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(e)           Reliance by each Shareholder. The Company understands and acknowledges that each Shareholder is entering into this Agreement in reliance upon the Company’s execution and delivery of this Agreement, the Amendment and Restatement Agreement and the Purchase Agreement and the representations and warranties of the Company contained herein and therein.

2.3.           Representations and Warranties of the Lenders’ Representative.  The Lenders’ Representative hereby represents and warrants to each Shareholder and the Company that the Lenders’ Representative is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Lenders’ Representative has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the Lenders’ Representative has all requisite power and authority to execute and deliver the Purchase Agreement, the Amendment and Restatement Agreement and the Ancillary Agreements and to perform its obligations thereunder and consummate the transactions contemplated thereby. The execution and delivery by the Lenders’ Representative of this Agreement and the performance by it of its obligations hereunder have been duly and validly authorized by the Lenders’ Representative and no other actions or proceedings on the part of the Lenders’ Representative or any beneficiary thereof are necessary to authorize the execution and delivery by it of this Agreement or the performance by it of its obligations hereunder. This Agreement has been duly executed and delivered by the Lenders’ Representative and, assuming this Agreement constitutes a valid and binding obligation of the other parties, constitutes a legal, valid and binding obligation of the Lenders’ Representative, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding in equity or in law). The execution, delivery and performance of this Agreement by the Lenders’ Representative and the consummation of the transactions contemplated hereby by it does not and will not (whether with or without notice or lapse of time, or both) (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract that is binding on the Lenders’ Representative or (ii) violate any law applicable to the Lenders’ Representative, except for any of the foregoing as would not, either individually or in the aggregate, reasonably be expected to impair the ability of the Lenders’ Representative to consummate the transactions contemplated hereby.

ARTICLE III

Other Covenants

3.1.           Prohibition on Transfers, Other Actions. Except as otherwise provided in this Section, each Shareholder, severally and not jointly and severally, hereby agrees not to, directly or indirectly, (a) Transfer (defined below) any of its Covered Shares, Beneficial Ownership thereof or any other interest specifically therein (including by tendering into any tender or exchange offer by any Person) or any voting rights with respect thereto; (b) enter into any agreement, arrangement or understanding with any Person, or take any other action that would reasonably be expected to prevent or disable such Shareholder from performing his, her or its obligations under this Agreement; (c) take any action that would reasonably be expected to result in such Shareholder not having the legal power, authority and right to comply with and perform his, her or its covenants under this Agreement; (d) make any public statements that are inconsistent with its support of the Transactions or publicly propose to do any of the foregoing or (e) commit or agree to take any of the foregoing actions during the term of this Agreement. Any purported Transfer of such Shareholder’s Covered Shares in violation of this Section shall be null and void ab initio.  No Shareholder shall take any action that would result in the conversion of any shares of Company Class A Stock into shares of Company Common Stock without the prior written consent of the Company and the Lenders’ Representative. Simultaneously with the execution and delivery of this Agreement, each Shareholder and the Company shall deliver joint written instructions to the Company’s transfer agent stating that while this Agreement is in effect, (i) such Shareholder’s Covered Shares cannot be Transferred in any manner, other than to a Person that has executed a counterpart to this Agreement in accordance with the terms and conditions of this Section and that has otherwise complied with the terms and conditions of this Section and (ii) no action can be taken that would result in such Shareholder’s Covered Shares that are shares of Company Class A Stock being converted into shares of Company Common Stock, in each case, without the prior written consent of the Company and the Lenders’ Representative. If any Covered Shares are acquired after the date of this

Agreement by any Shareholder, upon acquisition of such Covered Shares notice shall be delivered to the Company with respect to such newly acquired Covered Shares and the foregoing instructions shall be delivered to the Company’s transfer agent. Notwithstanding the restrictions in this Section, each Shareholder shall be permitted to Transfer Covered Shares to any Person (x) that executes a joinder, in form and substance reasonably satisfactory to the Lenders’ Representative, agreeing to be bound by the terms and conditions hereof with respect to such Covered Shares so Transferred and (y) with respect to any Person other than a direct or indirect Beneficial Owner of such Shareholder, if it is reasonably satisfactory to the Lenders’ Representative that such Person will comply with such terms and conditions hereof; provided, that, in the case of a Transfer of shares of Company Class A Stock, such Transfer would not result in the conversion of any such shares of Company Class A Stock pursuant to the Company’s articles of incorporation, code of regulations or otherwise. If any involuntary Transfer of any Covered Shares shall occur (including a sale by any Shareholder’s trustee in any bankruptcy, or sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, to the extent permitted by applicable law, take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the expiration of the term of this Agreement.  As used herein, “Transfer” means, directly or indirectly, to sell, transfer, assign, deposit, pledge, encumber (including creating or incurring any Encumbrance upon), hypothecate or otherwise dispose of (including by gift, merger, consolidation by operation of law or otherwise (including by conversion into securities or other consideration)) or by tendering into any tender or exchange offer), or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, deposit, pledge, encumbrance (including the creation or incurrence of any Encumbrance upon), hypothecation or other disposition of (including by gift, merger, consolidation by operation of law or otherwise (including by conversion into securities or other consideration) or by tendering into any tender or exchange offer).

3.2.           Additional Shares. In the event of a stock split, stock dividend or distribution, or any change in the Covered Shares by reason of any stock split, reverse stock split, recapitalization, combination, reclassification, exchange of Shares or the like, the term “Covered Shares” shall be deemed to refer to and include such Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such Shares may be changed or exchanged or which are received in such transaction.

3.3.           Notice of Acquisitions. Each Shareholder agrees to notify the Company and the Lenders’ Representative in writing as promptly as reasonably practicable (and in any event within one Business Day following such acquisition by such Shareholder) of the number of any additional Shares or other securities of the Company of which such Shareholder acquires Beneficial Ownership on or after the date of this Agreement.

3.4.           Waiver of Appraisal Rights. Each Shareholder unconditionally waives, and agrees not to exercise, assert or perfect, any rights of appraisal or any dissenters’ rights that such Shareholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Transactions.

3.5.           Further Assurances. From time to time, at the Company’s sole cost and expense, (i) upon reasonable written request by the Company or the Lenders’ Representative, each Shareholder shall promptly execute and deliver such additional documents and take all such further reasonable action as may be necessary to effectuate the intent of this Agreement and (ii) the Company shall take all such reasonable action to ensure the enforceability of this Agreement and to cause each Shareholder to take all actions necessary or appropriate to fulfill such Shareholder’s obligations hereunder.

3.6.           Company Agreement. The Company agrees (a) not to register the Transfer of any certificated or uncertificated interest representing any Covered Shares or the conversion of any shares of Company Class A Stock into shares of Company Common Stock in violation of this Agreement and (b) to take all such other actions reasonably requested in writing by a Shareholder, at the Company’s sole cost and expense, in furtherance of such Shareholder’s commitments hereunder, including (to the extent reasonably within the Company’s power) prohibiting or refusing to give effect to any action in violation hereof.

3.7.           Public Announcement. Unless such disclosure is required by law, no Shareholder shall issue any press releases or otherwise make any public announcements with respect to the Purchase Agreement, the Amendment and Restatement Agreement, this Agreement, the Ancillary Agreements or the transactions contemplated by the Purchase Agreement, the Amendment and Restatement Agreement or this Agreement or the Ancillary Agreements without the prior written consent of the Company and the Lenders’ Representative.  Each Shareholder shall, to the extent reasonably practicable, consult with the Company and the Lenders’ Representative prior to making any filings with any third party and/or any Governmental Authority with respect thereto, except as may be required by law or by the request of any Governmental Authority, with respect to which each Shareholder shall provide prior written notice to the Company and the Lenders’ Representative of any such filings.  Each Shareholder hereby permits the Company and the Lenders’ Representative to publish and disclose in any press release, public announcement or filing relating to the Transactions such Shareholder’s identity and ownership of the Covered Shares, a description of such Shareholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

ARTICLE IV

Miscellaneous

4.1.           Termination. This Agreement shall remain in effect until the earlier of (a) the receipt of the Company Shareholder Approval and (b) the date  on which the fourth meeting of the Company’s shareholders following the date of this Agreement concludes (whether such meetings are annual or special meetings); provided, that this Article IV shall survive such termination. Nothing in this Section, and no termination of this Agreement, shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

4.2.           No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or the Lenders’ Representative any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to such Shareholder, and the Company and the Lenders’ Representative shall have no authority to direct such Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein. Without limiting the foregoing, nothing in this Agreement shall be deemed to be an “acquisition” of the Covered Shares under Section 1701.01 of the Ohio Revised Code, or a tender offer, a request or invitation for tender, or otherwise an offer to purchase the Covered Shares under Section 1707.041 of the Ohio Revised Code.

4.3.           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the applicable addresses set forth below or, with respect to the Shareholders, to the address for the applicable Shareholder as set forth on Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

The Standard Register Company
600 Albany Street
Dayton, OH 45417
Attention: General Counsel
Facsimile: (937) 221-3431

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Barbara L. Becker
Facsimile: (212) 351-6202

if to the Lenders’ Representative, to:

Silver Point Capital, L.P.
Two Greenwich Plaza, 1st Floor
Greenwich, Connecticut 06830
Attention: Anthony DiNello
Facsimile: (203) 542-4312

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:             Christopher Ewan
David L. Shaw
Facsimile: (212) 859-4000

4.4.           Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

4.5.           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

4.6.           Entire Agreement. This Agreement and, to the extent referenced in this Agreement, the Purchase Agreement, the Amendment and Restatement Agreement and the several agreements and other documents and instruments (including any Ancillary Agreements) referred to herein or therein or annexed hereto or thereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith.

4.7.           Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Ohio, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Ohio. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its successors, assigns or Affiliates shall be brought and determined in the courts of the State of Ohio (and if jurisdiction in the courts of the State of Ohio shall be unavailable, the Federal courts of the United States of America of the Southern District of  Ohio).  Each of the parties irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts of the State of Ohio, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by a court of the State of Ohio. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts of the State of Ohio for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.8.           Amendment; Waiver; Expenses. This Agreement may not be amended except by an instrument in writing signed by each of the parties. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.  Each Shareholder shall be responsible for all of his, her or its expenses in connection with this Agreement and the transactions contemplated hereby, and shall not seek reimbursement from the Company with respect thereto.

4.9.           Remedies; Severability. Each of the parties acknowledges and agrees that (a) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties and (b) the other parties would be irreparably damaged if any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other parties without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which the parties may be entitled hereunder or at law or equity, including monetary damages. Each Shareholder agrees that the Company’s and Lender’s Representative’s initial choice of remedy may be to enforce specifically the terms and provisions hereof. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

    4.10.                      Successors and Assigns; Third-Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the parties and in the case of Lenders’ Representatives, the Lenders and Holdings, their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4.11.                      Shareholder Capacity. Each Shareholder is entering into this Agreement solely in its capacity as the record and Beneficial Owner of Covered Shares, and, if applicable, not such Shareholder’s capacity as a director or officer of the Company or any of its Subsidiaries. Accordingly, notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall in any way (a) restrict or limit such Shareholder, or any designee or representative of such Shareholder, as applicable, who is a director or officer of the Company from taking (or omitting to take) any action in his or her capacity as a director or officer of the Company taken in order to fulfill his or her fiduciary obligations under applicable Law or (b) restrict or limit (or require such Shareholder to attempt to restrict or limit) such Shareholder or any designee or representative of such Shareholder who is a director or officer of the Company from acting in such capacity or voting in such capacity in the good faith exercise of his or her fiduciary duties as a director or officer of the Company under applicable Law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date above first written.

THE STANDARD REGISTER COMPANY By: /s/ Joseph P. Morgan, Jr. Name: Joseph P. Morgan, Jr. Title: President & CEO

[Signature Page to Voting Agreement]

LENDERS’ REPRESENTATIVE: SILVER POINT CAPITAL, L.P. By: /s/ Michael A. Gatto Name: Michael A. Gatto Title: Authorized Signatory

  [Signature Page to Voting Agreement]

(Shareholder Signatures)

WILLIAM PATRICK SHERMAN TRUST

By:  /s/ Roy W. Begley, Jr.
Name:  Roy W. Begley, Jr.
Title:  Co-TTEE

By:  /s/ James L. Sherman
Name:  James L. Sherman
Title:  Co-TTEE

MARY CATHERINE SHERMAN TRUST

By:  /s/ Roy W. Begley, Jr.
Name:  Roy W. Begley, Jr.
Title:  Co-TTEE

By:  /s/ James L. Sherman
Name:  James L. Sherman
Title:  Co-TTEE

JAMES LOUIS SHERMAN TRUST

By:  /s/ Roy W. Begley, Jr.
Name:  Roy W. Begley, Jr.
Title:  Co-Trustee

By:  /s/ James L. Sherman
Name:  James L. Sherman
Title:  Co-Trustee

HELEN LOUISE SHERMAN TORMEY TRUST

By:  /s/ Roy W. Begley, Jr.
Name:  Roy W. Begley, Jr.
Title:  Co-TTEE

By:  /s/ James L. Sherman
Name:  James L. Sherman
Title:  Co- TTEE

CHARLES FRANCIS SHERMAN TRUST

By:  /s/ Roy W. Begley, Jr.
Name:  Roy W. Begley, Jr.
Title:  Co- TTEE

By:  /s/ James L. Sherman
Name:  James L. Sherman
Title:  Co- TTEE

PATRICIA LUCILLE SHERMAN BEGLEY TRUST

By:  /s/ Roy W. Begley, Jr.
Name:  Roy W. Begley, Jr.
Title:  Co- TTEE

By:  /s/ James L. Sherman
Name:  James L. Sherman
Title:  Co- TTEE

FIFTH THIRD BANK, AS TRUSTEE OF THE
TRUST INDENTURE CREATED BY WILLIAM
C. SHERMAN DATED DECEMBER 29, 1939

By:  /s/ Jonathan W. Reynolds
Name:  Jonathan W. Reynolds
Title:  Senior Vice President

FIFTH THIRD BANK, AS TRUSTEE OF THE
TESTAMENTARY TRUST CREATED UNDER
ITEM III(C) OF THE LAST WILL AND
TESTAMENT OF WILLIAM C. SHERMAN,
DECEASED

By:  /s/ Jonathan W. Reynolds
Name:  Jonathan W. Reynolds
Title:  Senior Vice President

By:  /s/ Patricia L. Begley
Name:  Patricia L. Begley

[Signature Page to Voting Agreement]

SCHEDULE A

SHAREHOLDER	ADDRESS	COMPANY COMMON STOCK	COMPANY CLASS A COMMON STOCK
FIFTH THIRD BANK, AS TRUSTEE OF THE TRUST INDENTURE CREATED BY WILLIAM C. SHERMAN DATED DECEMBER 29, 1939	38 FOUNTAIN SQ. PLZ. FIFTH THIRD CENTER CINCINNATI, OH 45263	514,382	214,324
FIFTH THIRD BANK, AS TRUSTEE OF THE TESTAMENTARY TRUST CREATED UNDER ITEM III(C) OF THE LAST WILL AND TESTAMENT OF WILLIAM C. SHERMAN, DECEASED	38 FOUNTAIN SQ. PLZ. FIFTH THIRD CENTER CINCINNATI, OH 45263	519,062	216,278
WILLIAM PATRICK SHERMAN TRUST	600 ALBANY STREET DAYTON, OH 45408	193,683	83,895
MARY CATHERINE SHERMAN TRUST	600 ALBANY STREET DAYTON, OH 45408	193,683	83,895
JAMES LOUIS SHERMAN TRUST	600 ALBANY STREET DAYTON, OH 45408	193,683	83,895
HELEN LOUISE SHERMAN TRUST	600 ALBANY STREET DAYTON, OH 45408	193,683	83,895
CHARLES FRANCIS SHERMAN TRUST	600 ALBANY STREET DAYTON, OH 45408	193,683	83,895
PATRICIA LUCILLE SHERMAN BEGLEY TRUST	600 ALBANY STREET DAYTON, OH 45408	193,683	83,895
JAMES L. SHERMAN (IN HIS INDIVIDUAL CAPACITY)	600 ALBANY STREET DAYTON, OH 45408	193,683	83,895
PATRICIA L. BEGLEY (IN HER INDIVIDUAL CAPACITY)	600 ALBANY STREET DAYTON, OH 45408	193,683	83,895